Exhibit 99.1
EverBank Financial Corp Announces First Quarter 2013 Financial Results
JACKSONVILLE, FL, April 24, 2013 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the first quarter ended March 31, 2013.
GAAP diluted earnings per share was $0.30, a 36% increase from $0.22 in the fourth quarter 2012 and a 275% increase from $0.08 in the first quarter 2012. Adjusted diluted earnings per share was $0.33 in the first quarter 2013, a 3% decrease from $0.34 in the fourth quarter 2012 and an 18% increase from $0.28 in the first quarter 2012.1
“We are pleased with our first quarter results which demonstrate the diversity and flexibility of our banking franchise." said Robert M. Clements, Chairman and Chief Executive Officer. "The Company generated strong revenue for the second consecutive quarter, solid loan and deposit growth and an attractive ROE. We remain confident in our asset generation capabilities as evidenced by the strength of our pipelines at quarter end."
First Quarter 2013 Key Highlights

•	Adjusted return on equity ("ROE") was 12.4% for the first quarter, an increase of 137 basis points year over year.

•	GAAP net income of $39 million, an increase of 36% compared to the prior quarter and 230% compared to the first quarter of 2012.

•	Adjusted net income of $44 million, an increase of 1% compared to the prior quarter and 60% compared to the first quarter of 2012.

•	Revenue of $277 million, an increase of 2% compared to the prior quarter and 47% compared to the first quarter of 2012.

•
Residential origination volume of $2.9 billion, an increase of 52% compared to the first quarter 2012. Gain on sale margin was 3.03% for the quarter, up 8 basis points compared to the fourth quarter of 2012.

•	Total loans and leases were $14.6 billion, up 1% for the quarter and up 49% compared to the first quarter of 2012.

•	Deposits were $13.7 billion, up 4% for the quarter and up 30% compared to the first quarter of 2012.

•
Asset quality improved as adjusted non-performing assets were 0.99% of total assets at March 31, 2013. Annualized net charge-offs to average loans and leases held for investment were 0.23% for the quarter.

•	Tangible common equity per common share was $10.65 at March 31, 2013, and was $11.31 excluding accumulated other comprehensive loss.

•	Closed $307 million private securitization of residential mortgage pass-through certificates issued by EverBank Mortgage Loan Trust 2013-1 on a servicing-retained basis.

•	Subsequent to the quarter end, agreed to purchase $13.0 billion of unpaid principal balance ("UPB") Fannie Mae residential servicing rights for $68 million.
"Our commercial lending and equipment leasing businesses delivered strong growth during the quarter with the majority of the increase driven by new client relationships," said W. Blake Wilson, President and Chief Operating Officer. "As expected, our mortgage banking business increased market share during the quarter and is well positioned to benefit from additional revenue opportunities from our recently launched securitization program. Our recent servicing portfolio acquisition leverages our platform and should increase our HARP refinance activity in the future."

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Diversified Asset Growth
Total assets increased by $64 million quarter over quarter to $18.3 billion at March 31, 2013. Year over year, this represents a $4.5 billion, or 33%, increase from $13.8 billion at March 31, 2012. Interest-earning assets for the first quarter 2013 were largely comprised of:

•
Residential loans held for sale ("HFS") of $2.4 billion, a 16% increase from the prior quarter due to our increased focus on originating preferred jumbo loans eligible for sale into the capital markets;

•	Residential loans held for investment ("HFI") of $6.3 billion, a 6% decline from the prior quarter as we originated more loans for sale and further diversified into commercial loans and leases;

•	Commercial and commercial real estate loans of $4.9 billion, a 2% increase from the prior quarter;

•	Commercial leases of $911 million, a 9% increase from the prior quarter; and

•	Investment securities of $1.8 billion, an 8% decline from the prior quarter.
Loan Origination Activities
Residential loan originations were $2.9 billion for the first quarter, flat from the fourth quarter 2012 and an increase of 52% from the first quarter 2012, reflecting continued market share gains during the seasonally slow quarter. Loan production volume from our retail channel was $833 million in the first quarter, flat from the fourth quarter 2012 and a nearly ten fold increase year over year. Our gain on sale margins increased 8 basis points during the quarter to 3.03%, driven by the impact our of jumbo securitization activity and origination channel mix.
Organic asset generation totaled $3.3 billion and retained organic production totaled $0.5 billion for the first quarter of 2013. We originated record preferred jumbo loan volume of $768 million during the first quarter, an increase of 36% over the prior quarter. All of the first quarter 2013 jumbo volume was classified as HFS, resulting in $939 million of preferred jumbo loans HFS at quarter end, which we intend to sell or securitize. Total commercial loans and leases originated during the quarter were $414 million.
Continued Strong Deposit Generation
Total deposits grew by $532 million, or 4%, quarter over quarter to $13.7 billion at March 31, 2013. Year over year, this represents an increase of $3.1 billion, or 30%, from $10.6 billion at March 31, 2012. At March 31, 2013, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.3 billion, or 9% of total deposits;

•	Interest-bearing checking accounts were $2.9 billion, or 21% of total deposits;

•	Savings and money market accounts were $4.9 billion, or 36% of total deposits;

•	Global markets money market and time accounts were $1.1 billion, or 8% of total deposits; and

•	Time deposit accounts, excluding global markets, were $3.4 billion, or 25% of total deposits.
Total other borrowings were $2.7 billion at March 31, 2013, a decrease of $466 million, or 15%, compared to $3.2 billion at December 31, 2012. The reduction in wholesale borrowings in the quarter was driven by the repayment of repurchase agreements executed to close the Business Property Lending, Inc. ("BPL") acquisition in October 2012. We expect to continue to replace a portion of our wholesale borrowings with core deposits over time.
Credit Quality
Our adjusted non-performing assets were 0.99% of total assets at March 31, 2013, a decrease from 1.08% at December 31, 2012 and 1.63% at March 31, 2012. We recorded a provision for loan and lease losses of $2 million during the first quarter of 2013, a decrease of $9 million compared to the fourth quarter of 2012. The decrease was driven by continued strong credit performance, in addition to the one-time $6 million provision in the fourth quarter related to our adoption of the Office of the Comptroller of the Currency's troubled debt restructuring guidance on performing loans in Chapter 7 bankruptcy. Excluding this non-recurring charge, our provision decreased $3 million in the first quarter of 2013.
Net charge-offs during the first quarter of 2013 were $7 million, an increase of $2 million compared to the fourth quarter of 2012, driven by a $2 million decline in recoveries. On an annualized basis, net charge-offs were 0.23% of total average loans and leases held for investment, compared to 0.16% for the fourth quarter of 2012 and 0.65% for the first quarter of 2012.

Originated Loan Repurchase Activity
During the first quarter of 2013, we experienced net realized losses on loan repurchases of $3.1 million and recorded a provision of $0.9 million on repurchase obligations for loans sold or securitized. Our reserve declined from $27 million in the fourth quarter of 2012 to $25 million in the first quarter of 2013. We continue to be well reserved with approximately 6 quarters of coverage based on the average quarterly loss rate over the trailing four quarters. Trends continue to be stable with severities declining over the last twelve months. We continue to believe that our 0.10% total loss rate is indicative of our disciplined underwriting guidelines and risk management culture.
Capital Strength
Total shareholders' equity was $1.5 billion at both March 31, 2013 and December 31, 2012. The bank’s Tier 1 leverage ratio was 8.2% and total risk-based capital ratio was 13.7% at March 31, 2013. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
Income Statement Highlights
Continued Revenue Growth
Revenue for the first quarter of 2013 was $277 million, an increase of $5 million, or 2%, from $272 million in the fourth quarter 2012. The increase from the prior quarter was due to strong non-interest income driven by the positive contribution from net loan servicing income and increased interest and fees on loans.
Compared to the first quarter 2012, revenue increased $88 million, or 47%. The year over year increase resulted from higher net interest income generated from increased loans held for investment balances, increased net loan servicing income and robust gain on sale of loans.
Net Interest Income
For the first quarter 2013, net interest income decreased by $3 million to $144 million, from $147 million for the fourth quarter of 2012. This decrease was attributed to lower investment securities average balances and yields, in addition to higher deposit balances driven by continued robust deposit inflows. Offsetting this decrease was a decline in wholesale borrowings balances and an increase in loans HFS and lease financing receivables balances.
Core net interest margin, which is net interest margin excluding the impact of Tygris excess accretion, decreased to 3.27% for the first quarter from 3.40% in the fourth quarter. The acquired BPL loans continued to positively impact our commercial loan yields and NIM, in addition to higher lease financing receivables income and lower wholesale borrowings expense. These were offset by the impact of continued growth in our shorter duration, high quality commercial assets and residential loans HFS, as well as an increase in interest expense on higher deposit balances.
Noninterest Income
Noninterest income for the first quarter of 2013 increased by $8 million, or 7%, to $133 million compared to the fourth quarter of 2012. This increase was caused by a $12 million gain in net loan servicing income and a $1 million increase in deposit fee income. Gain on sale of loans remained strong at $82 million, a $3 million decrease compared to the fourth quarter.
Noninterest Expense
Noninterest expense for the first quarter of 2013 decreased by $5 million, or 2%, to $212 million from $217 million in the fourth quarter.
General and administrative expense, excluding credit-related expenses, decreased $6 million, or 8%, from the fourth quarter 2012 primarily due to a decrease in consent order related expenses. We expect to conclude the independent file review related to the consent order by the end of the second quarter 2013. Credit-related expenses for the first quarter decreased $6 million, or 39%, to $9 million from $15 million in the fourth quarter 2012. Key drivers of the decrease include a continued decline in Ginnie Mae pool buyout loans, a decrease in foreclosure and REO expense related to the Bank of Florida portfolio and lower loan repurchase expenses.
Salaries, commissions and employee benefits increased by $7 million, or 7%. More than $3 million of the increase was attributed to normal merit increases to employee salaries, in addition to continued hiring activity to support our retail mortgage lending expansion and governance and risk management infrastructure.

Income Tax Expense
Our effective tax rate for the first quarter of 2013 was 38%, compared to 35% for the fourth quarter of 2012 and 36% for the first quarter 2012.
Segment Analysis for the First Quarter of 2013

•	Banking and Wealth Management adjusted pre-tax income was $83 million, including other credit-related expenses, foreclosure and OREO expenses of $6 million.

•	Mortgage Banking adjusted pre-tax income was $12 million, including other credit-related expenses, foreclosure and OREO expenses of $3 million.

•	Corporate Services had an adjusted pre-tax loss of $25 million.
Dividends
On April 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on May 21, 2013, to stockholders of record as of May 9, 2013. Also on April 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on July 5, 2013, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of June 20, 2013.
Subsequent Event
On April 1, 2013, EverBank entered into an agreement to acquire approximately $13.0 billion of Fannie Mae backed residential servicing rights with a 27 basis point contractual servicing fee for a purchase price of $68 million. The acquired servicing portfolio consists of over 93,000 loans with approximately 25% eligible for refinance under HARP.

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, April 25, 2013 to discuss its first quarter 2013 results. The dial-in number for the conference call is 1-866-652-5200 and the international dial-in number is 1-412-317-6060, passcode is 10027740. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
For those unable to participate in the conference call, a replay will be available from April 25, 2013 until May 3, 2013. The replay dial-in number is 1-877-344-7529 and the international replay dial-in number is 1-412-317-0088, replay passcode is 10027740.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $18.3 billion in assets and $13.7 billion in deposits as of March 31, 2013. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact                                                    Investor Relations
Michael Cosgrove                                                877.755.6722
904.623.2029                                                   Investor.Relations@EverBank.com
Michael.Cosgrove@EverBank.com

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	March 31, 2013	December 31, 2012
Assets
Cash and due from banks	$44,938	$175,400
Interest-bearing deposits in banks	548,458	268,514
Total cash and cash equivalents	593,396	443,914
Investment securities:
Available for sale, at fair value	1,497,278	1,619,878
Held to maturity (fair value of $126,308 and $146,709 as of March 31, 2013 and December 31, 2012, respectively)	124,242	143,234
Other investments	144,070	158,172
Total investment securities	1,765,590	1,921,284
Loans held for sale (includes $1,350,289 and $1,452,236 carried at fair value as of March 31, 2013 and December 31, 2012, respectively)	2,416,599	2,088,046
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	12,255,294	12,505,089
Allowance for loan and lease losses	(77,067)	(82,102)
Total loans and leases held for investment, net	12,178,227	12,422,987
Equipment under operating leases, net	44,863	50,040
Mortgage servicing rights (MSR), net	375,641	375,859
Deferred income taxes, net	164,053	170,877
Premises and equipment, net	65,746	66,806
Other assets	702,373	703,065
Total Assets	$18,306,488	$18,242,878
Liabilities
Deposits:
Noninterest-bearing	$1,287,292	$1,445,783
Interest-bearing	12,387,074	11,696,605
Total deposits	13,674,366	13,142,388
Other borrowings	2,707,331	3,173,021
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	316,599	372,543
Total Liabilities	16,802,046	16,791,702
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share;10,000,000 shares authorized; 6,000 issued and outstanding at March 31, 2013 and December 31, 2012)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 122,066,260 and 120,987,955 issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	1,221	1,210
Additional paid-in capital	823,696	811,085
Retained earnings	609,849	575,665
Accumulated other comprehensive income (loss) (AOCI)	(80,324)	(86,784)
Total Shareholders’ Equity	1,504,442	1,451,176
Total Liabilities and Shareholders’ Equity	$18,306,488	$18,242,878

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Interest Income
Interest and fees on loans and leases	$173,786	$124,778
Interest and dividends on investment securities	16,250	20,549
Other interest income	298	104
Total Interest Income	190,334	145,431
Interest Expense
Deposits	26,823	20,974
Other borrowings	19,695	8,834
Total Interest Expense	46,518	29,808
Net Interest Income	143,816	115,623
Provision for Loan and Lease Losses	1,919	11,355
Net Interest Income after Provision for Loan and Lease Losses	141,897	104,268
Noninterest Income
Loan servicing fee income	42,163	45,556
Amortization and impairment of mortgage servicing rights	(22,523)	(44,483)
Net loan servicing income	19,640	1,073
Gain on sale of loans	82,311	48,177
Loan production revenue	9,489	7,437
Deposit fee income	5,925	6,239
Other lease income	6,411	8,663
Other	9,533	1,604
Total Noninterest Income	133,309	73,193
Noninterest Expense
Salaries, commissions and other employee benefits expense	110,479	66,590
Equipment expense	19,852	15,948
Occupancy expense	7,384	5,349
General and administrative expense	74,101	70,934
Total Noninterest Expense	211,816	158,821
Income before Provision for Income Taxes	63,390	18,640
Provision for Income Taxes	24,244	6,794
Net Income	$39,146	$11,846
Less: Net Income Allocated to Preferred Stock	(2,531)	(5,879)
Net Income Allocated to Common Shareholders	$36,615	$5,967
Basic Earnings Per Common Share	$0.30	$0.08
Diluted Earnings Per Common Share	$0.30	$0.08
Dividends Declared Per Common Share	$0.02	$—

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Return on Equity, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Adjusted Tangible Common Shareholders’ Equity, and Tangible Assets are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net income	$39,146	$28,846	$22,178	$11,172	$11,846
Transaction expense, net of tax	—	903	1,268	2,363	821
Non-recurring regulatory related expense, net of tax	11,425	9,564	1,326	3,780	3,063
Increase in Bank of Florida non-accretable discount, net of tax	950	486	111	463	2,135
Adoption of TDR guidance and policy change, net of tax	—	3,709	—	—	—
MSR impairment (recovery), net of tax	(7,784)	—	11,302	18,684	9,389
Adjusted net income	$43,737	$43,508	$36,185	$36,462	$27,254
Adjusted net income allocated to preferred stock	2,531	1,491	—	2,206	5,172
Adjusted net income allocated to common shareholders	$41,206	$42,017	$36,185	$34,256	$22,082
Adjusted net earnings per common share, basic	$0.34	$0.35	$0.31	$0.34	$0.29
Adjusted net earnings per common share, diluted	$0.33	$0.34	$0.30	$0.33	$0.28
Weighted average common shares outstanding:
(units in thousands)
Basic	121,583	120,773	118,038	100,779	76,129
Diluted	123,439	122,807	119,591	102,574	78,324

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Adjusted Tangible Common Equity and Tangible Assets
	(dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	Shareholders’ equity	$1,504,442	$1,451,176	$1,258,022	$1,181,369	$994,689
	Less:
	Goodwill	46,859	46,859	10,238	10,238	10,238
	Intangible assets	7,394	7,921	6,348	6,700	7,052
	Tangible equity	1,450,189	1,396,396	1,241,436	1,164,431	977,399
	Less:
	Perpetual preferred stock	150,000	150,000	—	—	—
	Tangible common equity	1,300,189	1,246,396	1,241,436	1,164,431	977,399
	Less:
	Accumulated other comprehensive loss	(80,324)	(86,784)	(106,731)	(113,094)	(89,196)
	Adjusted tangible common equity	$1,380,513	$1,333,180	$1,348,167	$1,277,525	$1,066,595

	Total assets	$18,306,488	$18,242,878	$16,509,440	$15,040,824	$13,774,821
	Less:
	Goodwill	46,859	46,859	10,238	10,238	10,238
	Intangible assets	7,394	7,921	6,348	6,700	7,052
	Tangible assets	$18,252,235	$18,188,098	$16,492,854	$15,023,886	$13,757,531

	Regulatory Capital (bank level)
	(dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	Shareholders’ equity	$1,560,001	$1,518,934	$1,339,669	$1,263,687	$1,099,404
Less:	Goodwill and other intangibles	(52,089)	(54,780)	(16,586)	(16,938)	(17,290)
	Disallowed servicing asset	(31,585)	(32,378)	(33,366)	(36,650)	(40,783)
	Disallowed deferred tax asset	(66,351)	(67,296)	(69,412)	(70,357)	(71,302)
Add:	Accumulated losses on securities and cash flow hedges	77,073	83,477	103,238	110,101	86,981
	Tier 1 capital	1,487,049	1,447,957	1,323,543	1,249,843	1,057,010
Less:	Low-level recourse and residual interests	—	—	—	—	(20,424)
Add:	Allowance for loan and lease losses	77,067	82,102	76,469	77,393	78,254
	Total regulatory capital	$1,564,116	$1,530,059	$1,400,012	$1,327,236	$1,114,840

	Adjusted total assets	$18,234,886	$18,141,856	$16,488,067	$15,022,729	$13,731,482
	Risk-weighted assets	11,406,725	11,339,415	8,701,164	8,424,290	7,311,556

EverBank Financial Corp and Subsidiaries
Non-Performing Assets(1)
(dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-accrual loans and leases:
Residential mortgages	$69,876	$73,752	$75,355	$66,956	$74,810
Commercial and commercial real estate	63,924	76,289	85,306	95,882	89,576
Lease financing receivables	2,791	2,010	2,018	1,295	1,861
Home equity lines	4,513	4,246	4,492	4,256	3,771
Consumer and credit card	364	332	479	573	571
Total non-accrual loans and leases	141,468	156,629	167,650	168,962	170,589
Accruing loans 90 days or more past due	—	—	1,973	1,800	5,119
Total non-performing loans (NPL)	141,468	156,629	169,623	170,762	175,708
Other real estate owned (OREO)	39,576	40,492	43,612	49,248	49,304
Total non-performing assets (NPA)	181,044	197,121	213,235	220,010	225,012
Troubled debt restructurings (TDR) less than 90 days past due	88,888	90,094	82,030	93,184	92,954
Total NPA and TDR(1)	$269,932	$287,215	$295,265	$313,194	$317,966

Total NPA and TDR	$269,932	$287,215	$295,265	$313,194	$317,966
Government-insured 90 days or more past due still accruing	1,547,995	1,729,877	1,684,550	1,647,567	1,530,665
Loans accounted for under ASC 310-30:
90 days or more past due	67,630	79,984	117,506	140,797	146,379
OREO	22,955	16,528	18,557	20,379	22,852
Total regulatory NPA and TDR	$1,908,512	$2,113,604	$2,115,878	$2,121,937	$2,017,862
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.97%	1.08%	1.49%	1.57%	1.80%
NPA to total assets	0.99%	1.08%	1.29%	1.46%	1.63%
NPA and TDR to total assets	1.47%	1.57%	1.79%	2.08%	2.31%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	12.04%	13.55%	17.32%	18.00%	18.95%
NPA to total assets	9.94%	11.09%	12.32%	13.49%	13.97%
NPA and TDR to total assets	10.43%	11.59%	12.82%	14.11%	14.65%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended March 31, 2013
Net interest income	$132,373	$13,014	$(1,571)	$—	$143,816
Provision for loan and lease losses	(79)	1,998	—	—	1,919
Net interest income after provision for loan and lease losses	132,452	11,016	(1,571)	—	141,897
Noninterest income	27,781	105,369	159	—	133,309
Noninterest expense:
Foreclosure and OREO expense	5,285	1,742	—	—	7,027
Other credit-related expenses	670	1,658	—	—	2,328
All other noninterest expense	77,848	99,538	25,075	—	202,461
Income (loss) before income tax	76,430	13,447	(26,487)	—	63,390
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	1,532	—	—	—	1,532
MSR impairment (recovery)	—	(12,555)	—	—	(12,555)
Transaction and non-recurring regulatory related expense	5,252	11,531	1,646	—	18,429
Adjusted income (loss) before income tax	83,214	12,423	(24,841)	—	70,796
Total assets as of March 31, 2013	15,251,578	3,152,487	158,767	(256,344)	18,306,488

Three Months Ended December 31, 2012
Net interest income	$135,686	$12,531	$(1,224)	$—	$146,993
Provision for loan and lease losses	8,866	1,662	—	—	10,528
Net interest income after provision for loan and lease losses	126,820	10,869	(1,224)	—	136,465
Noninterest income	34,057	91,012	88	—	125,157
Noninterest expense:
Foreclosure and OREO expense	7,246	1,572	—	—	8,818
Other credit-related expenses	1,387	5,062	—	—	6,449
All other noninterest expense	74,435	87,180	40,115	—	201,730
Income (loss) before income tax	77,809	8,067	(41,251)	—	44,625
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	784	—	—	—	784
Adoption of TDR guidance and policy change	5,982	—	—	—	5,982
Transaction and non-recurring regulatory related expense	—	12,276	4,606	—	16,882
Adjusted income (loss) before income tax	84,575	20,343	(36,645)	—	68,273
Total assets as of Decmeber 31, 2012	16,119,927	2,127,100	166,234	(170,383)	18,242,878

Three Months Ended March 31, 2012
Net interest income	$106,545	$10,496	$(1,418)	$—	$115,623
Provision for loan and lease losses	10,315	1,040	—	—	11,355
Net interest income after provision for loan and lease losses	96,230	9,456	(1,418)	—	104,268
Noninterest income	25,228	47,873	92	—	73,193
Noninterest expense:
Foreclosure and OREO expense	7,962	2,997	—	—	10,959
Other credit-related expenses	(183)	11,990	3	—	11,810
All other noninterest expense	51,846	56,864	27,342	—	136,052
Income (loss) before income tax	61,833	(14,522)	(28,671)	—	18,640
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	3,444	—	—	—	3,444
MSR impairment	—	15,144	—	—	15,144
Transaction and non-recurring regulatory related expense	—	4,722	1,542	—	6,264
Adjusted income (loss) before income tax	65,277	5,344	(27,129)	—	43,492
Total assets as of March 31, 2012	12,494,752	1,438,744	92,381	(251,056)	13,774,821